CARMAX REPORTS SECOND QUARTER FISCAL YEAR 2025 RESULTS
Delivers positive retail used unit growth and double-digit earnings increase

Richmond, Va., September 26, 2024 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2024.

Second Quarter Highlights:

•Retail used unit sales increased 5.1% and comparable store used unit sales increased 4.3% from the prior year’s second quarter; wholesale units decreased 0.3%.

•Gross profit per retail used unit of $2,269 and gross profit per wholesale unit of $975, both in line with last year. Extended Protection Plan (EPP) margin growth of $69 per retail unit to $575 and service margin growth of $84 per retail unit from the prior year’s second quarter.

•Bought 300,000 vehicles from consumers and dealers, up 2.9% versus last year’s second quarter.
◦269,000 vehicles were purchased from consumers, down 1.2% from last year’s second quarter.
◦31,000 vehicles were purchased through dealers, up 61.4% from last year’s second quarter.

•SG&A of $610.6 million increased 4.2% from last year’s second quarter, partially driven by year-over-year dynamics related to the bonus accrual. Ongoing cost management efforts supported strong leverage in SG&A as a percent of gross profit.

•CarMax Auto Finance (CAF) income of $115.6 million, a decline of 14.4% from last year’s second quarter as an increase in the provision for loan losses outweighed growth in CAF’s average managed receivables and a stable net interest margin percentage.
◦Increased estimate of lifetime losses on existing loans by $52.2 million, which we believe was largely related to the recent industry wide worsening of auto loan losses.
◦Executed our inaugural higher prime and non-prime public asset-backed securitization deals, enabling the funding foundation for CAF’s full-spectrum lending platform.

•Net earnings per diluted share of $0.85 versus $0.75 a year ago, up 13.3%.

•Repurchased $106.1 million in shares of common stock in the second quarter of fiscal year 2025.

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CarMax, Inc.

CEO Commentary:

“We are pleased with the continued improvement of the business in the second quarter, which reflects the positive impact of our durable actions to further differentiate the value and experience we offer associates and customers, continued year-over-year price declines, and improved stability in vehicle valuations,” said Bill Nash, president and chief executive officer. “We grew retail used unit sales, delivered strong margins, continued to manage SG&A, and drove double-digit earnings growth while managing through industry wide auto loan loss pressure. Our diversified business model is well-positioned to drive future increases in sales and profitability as we further leverage our omni-channel capabilities.”

Second Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 352,478, an increase of 2.9% from the prior year’s second quarter.

Total retail used vehicle unit sales increased 5.1% to 211,020 compared to the prior year’s second quarter. Comparable store used unit sales increased 4.3% from the prior year’s second quarter. Total retail used vehicle revenues increased 1.5% compared with the prior year’s second quarter, driven by the increase in retail used units sold, partially offset by the decrease in average retail selling price, which declined approximately $1,250 per unit or 4.6%.

Total wholesale vehicle unit sales decreased 0.3% to 141,458 versus the prior year’s second quarter. Total wholesale revenues decreased 12.7% compared with the prior year’s second quarter primarily due to a decrease in the average wholesale selling price of approximately $1,150 per unit or 12.9%.

We bought 300,000 vehicles from consumers and dealers, up 2.9% compared to last year’s second quarter. Of these vehicles, 269,000 were bought from consumers and 31,000 were bought through dealers, a decrease of 1.2% and an increase of 61.4%, respectively, from last year’s second quarter.

Other sales and revenues increased by 13.2% compared with the second quarter of fiscal 2024, representing an increase of $21.3 million, primarily reflecting an increase in EPP revenues resulting from stronger margins.

Online retail sales(1) accounted for 15% of retail unit sales, compared to 14% in the second quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.0 billion, or approximately 29% of net revenues, down from 31% in last year’s second quarter primarily due to the decline in the average wholesale selling price.

Gross Profit. Total gross profit was $760.5 million, up 9.1% versus last year’s second quarter. Retail used vehicle gross profit increased 5.9% and retail gross profit per used unit was $2,269, in line with last year’s second quarter.

Wholesale vehicle gross profit increased 0.9% versus the prior year’s second quarter. Gross profit per unit was $975, consistent with last year’s second quarter.

Other gross profit increased 33.1% primarily reflecting an increase in EPP revenues primarily resulting from stronger margins and a year-over-year improvement in service gross profit driven by the efficiency and cost coverage measures that we have implemented as well as by the positive retail unit growth.

SG&A. Compared with the second quarter of fiscal 2024, SG&A expenses increased 4.2% or $24.9 million to $610.6 million. Contributing factors included an increase in compensation and benefits largely reflecting a reduction in the bonus accrual in last year’s second quarter and an increase in occupancy costs this quarter driven by the timing of store maintenance spend as well as inflationary pressures on utilities. SG&A as a percent of gross profit decreased to 80.3% in the second quarter compared to 84.1% in the prior year’s second quarter, supported by continued strong cost management efforts in the stores and customer experience centers.
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CarMax Auto Finance.(3) CAF income decreased 14.4% to $115.6 million driven by an increase in the provision for loan losses that outweighed growth in CAF’s average managed receivables and a stable net interest margin percentage. This quarter’s provision for loan losses increased to $112.6 million compared to $89.8 million in the prior year’s second quarter. The provision for loan losses in the second quarter of fiscal 2025 included an increase of $52.2 million in our estimate of lifetime losses on existing loans, which was nearly an 11% increase in our loss expectations. We believe the increase is largely related to the industry wide worsening in loss experience. The remaining $60.4 million reflected our estimate of lifetime losses on current quarter originations.

As of August 31, 2024, the allowance for loan losses of $500.8 million was 2.82% of ending managed receivables, consistent with 2.79% as of May 31, 2024. The allowance for loan losses was down from 3.08% a year ago, due to the effect of the previously disclosed tightening of CAF’s underwriting standards.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.1% of average managed receivables, consistent with the prior year’s second quarter and this year’s first quarter. After the effect of 3-day payoffs, CAF financed 42.0% of units sold in the current quarter, down slightly from 42.8% in the prior year’s second quarter. CAF’s weighted average contract rate was 11.5% in the quarter, up from 11.1% in the second quarter last year.

Share Repurchase Activity. During the second quarter of fiscal year 2025, we repurchased 1.4 million shares of common stock for $106.1 million. As of August 31, 2024, we had $2.15 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the second quarter of fiscal 2025, we opened two new store locations in El Paso, Texas and Gainesville, Georgia. In fiscal year 2025, we plan to open a total of five new store locations, one stand-alone reconditioning center, and one stand-alone auction facility.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2024	2023	Change	2024	2023	Change
Used vehicle sales	$5,677.1	$5,591.1	1.5%	$11,354.6	$11,592.6	(2.1)%
Wholesale vehicle sales	1,154.5	1,322.0	(12.7)%	2,410.9	2,836.3	(15.0)%
Other sales and revenues:
Extended protection plan revenues	121.4	101.7	19.3%	240.2	212.9	12.8%
Third-party finance income/(fees), net	1.4	(1.5)	197.2%	(0.2)	(1.2)	80.5%
Advertising & subscription revenues (1)	34.3	33.5	2.5%	69.0	64.9	6.4%
Other	24.9	27.0	(8.0)%	52.5	55.3	(5.2)%
Total other sales and revenues	182.0	160.7	13.2%	361.5	331.9	8.9%
Total net sales and operating revenues	$7,013.5	$7,073.8	(0.9)%	$14,126.9	$14,760.9	(4.3)%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2024	2023	Change	2024	2023	Change
Used vehicles	211,020	200,825	5.1%	422,152	418,749	0.8%
Wholesale vehicles	141,458	141,837	(0.3)%	289,143	302,885	(4.5)%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2024	2023	Change	2024	2023	Change
Used vehicles	$26,245	$27,500	(4.6)%	$26,386	$27,374	(3.6)%
Wholesale vehicles	$7,768	$8,923	(12.9)%	$7,935	$8,977	(11.6)%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2024	2023	2024	2023
Used vehicle units	5.1%	(7.4)%	0.8%	(8.5)%
Used vehicle revenues	1.5%	(11.0)%	(2.1)%	(12.8)%

Wholesale vehicle units	(0.3)%	(11.2)%	(4.5)%	(12.5)%
Wholesale vehicle revenues	(12.7)%	(21.8)%	(15.0)%	(25.5)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2024	2023	2024	2023
Used vehicle units	4.3%	(9.0)%	0.1%	(10.3)%
Used vehicle revenues	(0.2)%	(12.5)%	(3.3)%	(14.4)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2024	2023	2024	2023
CAF (2)	44.6%	46.4%	45.0%	45.9%
Tier 2 (3)	17.7%	18.1%	18.2%	19.3%
Tier 3 (4)	6.7%	6.4%	7.1%	6.6%
Other (5)	31.0%	29.1%	29.7%	28.2%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2024	% (1)	2023	% (1)	2024	% (1)	2023	% (1)
Net sales and operating revenues	$7,013.5	100.0	$7,073.8	100.0	$14,126.9	100.0	$14,760.9	100.0
Gross profit	$760.5	10.8	$696.8	9.8	$1,552.4	11.0	$1,514.2	10.3
CarMax Auto Finance income	$115.6	1.6	$135.0	1.9	$262.6	1.9	$272.3	1.8
Selling, general, and administrative expenses	$610.6	8.7	$585.7	8.3	$1,249.1	8.8	$1,145.5	7.8
Interest expense	$27.0	0.4	$31.6	0.4	$58.4	0.4	$62.1	0.4
Earnings before income taxes	$177.8	2.5	$158.3	2.2	$384.5	2.7	$465.5	3.2
Net earnings	$132.8	1.9	$118.6	1.7	$285.2	2.0	$346.9	2.4

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2024	2023	Change	2024	2023	Change
Used vehicle gross profit	$478.8	$452.1	5.9%	$974.3	$966.7	0.8%
Wholesale vehicle gross profit	137.9	136.6	0.9%	295.0	304.4	(3.1)%
Other gross profit	143.8	108.1	33.1%	283.1	243.1	16.5%
Total	$760.5	$696.8	9.1%	$1,552.4	$1,514.2	2.5%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended August 31				Six Months Ended August 31
	2024		2023		2024		2023
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,269	8.4	$2,251	8.1	$2,308	8.6	$2,309	8.3
Wholesale vehicle gross profit per unit	$975	11.9	$963	10.3	$1,020	12.2	$1,005	10.7
Other gross profit per unit	$682	79.0	$538	67.2	$671	78.3	$580	73.2

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2024	2023	Change	2024	2023	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$321.3	$305.7	5.1%	$649.4	$636.4	2.0%
Share-based compensation expense	32.1	31.3	2.7%	79.2	66.6	19.0%
Total compensation and benefits (2)	$353.4	$337.0	4.9%	$728.6	$703.0	3.6%
Occupancy costs	74.7	67.8	10.3%	145.3	133.9	8.5%
Advertising expense	63.0	66.3	(5.0)%	134.7	138.2	(2.5)%
Other overhead costs (3)	119.5	114.6	4.3%	240.5	170.4	41.2%
Total SG&A expenses	$610.6	$585.7	4.2%	$1,249.1	$1,145.5	9.0%
SG&A as a % of gross profit	80.3%	84.1%	(3.8)%	80.5%	75.7%	4.8%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, travel, charitable contributions, preopening and relocation costs, and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2024	% (1)	2023	% (1)	2024	% (1)	2023	% (1)
Interest margin:
Interest and fee income	$464.5	10.5	$416.9	9.6	$917.0	10.4	$817.4	9.5
Interest expense	(193.7)	(4.4)	(152.0)	(3.5)	(376.0)	(4.3)	(294.6)	(3.4)
Total interest margin	270.8	6.1	264.9	6.1	541.0	6.1	522.8	6.1
Provision for loan losses	(112.6)	(2.5)	(89.8)	(2.1)	(193.8)	(2.2)	(170.7)	(2.0)
Total interest margin after provision for loan losses	158.2	3.6	175.1	4.0	347.2	3.9	352.1	4.1
Total direct expenses	(42.6)	(1.0)	(40.2)	(0.9)	(84.6)	(1.0)	(79.8)	(0.9)
CarMax Auto Finance income	$115.6	2.6	$135.0	3.1	$262.6	3.0	$272.3	3.2

Total average managed receivables	$17,728.8		$17,315.6		$17,640.0		$17,159.5
Net loans originated	$2,159.7		$2,197.2		$4,425.5		$4,537.6
Net penetration rate	42.0%		42.8%		42.6%		42.8%
Weighted average contract rate	11.5%		11.1%		11.4%		11.1%

Ending allowance for loan losses	$500.8		$538.0		$500.8		$538.0

Warehouse facility information:
Ending funded receivables	$3,743.6		$4,419.6		$3,743.6		$4,419.6
Ending unused capacity	$2,356.4		$1,180.4		$2,356.4		$1,180.4

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2024	2023	Change	2024	2023	Change
Net earnings	$132.8	$118.6	11.9%	$285.2	$346.9	(17.8)%
Diluted weighted average shares outstanding	156.5	159.2	(1.7)%	157.1	158.9	(1.1)%
Net earnings per diluted share	$0.85	$0.75	13.3%	$1.82	$2.18	(16.5)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 26, 2024. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 18, 2024, or via telephone (for approximately one week) by dialing 1-800-839-3011 (or 1-402-220-7231 for international access) and entering the conference ID 3171396.

Third Quarter Fiscal 2025 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2024, on Thursday, December 19, 2024, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early December 2024.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 29, 2024, CarMax sold approximately 770,000 used vehicles and 550,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in receivables during fiscal 2024, adding to its more than $17 billion portfolio. CarMax has over 245 store locations, nearly 30,000 associates, and is proud to have been recognized for 20 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2024 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, fluctuating interest rates and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2024	%(1)	2023	%(1)	2024	%(1)	2023	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$5,677,081	80.9	$5,591,143	79.0	$11,354,557	80.4	$11,592,614	78.5
Wholesale vehicle sales	1,154,465	16.5	1,321,975	18.7	2,410,904	17.1	2,836,338	19.2
Other sales and revenues	181,983	2.6	160,718	2.3	361,465	2.6	331,947	2.2
NET SALES AND OPERATING REVENUES	7,013,529	100.0	7,073,836	100.0	14,126,926	100.0	14,760,899	100.0
COST OF SALES:
Used vehicle cost of sales	5,198,315	74.1	5,139,034	72.6	10,380,294	73.5	10,625,880	72.0
Wholesale vehicle cost of sales	1,016,590	14.5	1,185,359	16.8	2,115,901	15.0	2,531,897	17.2
Other cost of sales	38,157	0.5	52,678	0.7	78,369	0.6	88,967	0.6
TOTAL COST OF SALES	6,253,062	89.2	6,377,071	90.2	12,574,564	89.0	13,246,744	89.7
GROSS PROFIT	760,467	10.8	696,765	9.8	1,552,362	11.0	1,514,155	10.3
CARMAX AUTO FINANCE INCOME	115,580	1.6	134,987	1.9	262,550	1.9	272,345	1.8
Selling, general, and administrative expenses	610,562	8.7	585,694	8.3	1,249,140	8.8	1,145,531	7.8
Depreciation and amortization	63,901	0.9	58,817	0.8	125,770	0.9	117,236	0.8
Interest expense	27,021	0.4	31,585	0.4	58,383	0.4	62,051	0.4
Other income	(3,281)	—	(2,630)	—	(2,865)	—	(3,844)	—
Earnings before income taxes	177,844	2.5	158,286	2.2	384,484	2.7	465,526	3.2
Income tax provision	45,035	0.6	39,651	0.6	99,235	0.7	118,593	0.8
NET EARNINGS	$132,809	1.9	$118,635	1.7	$285,249	2.0	$346,933	2.4
WEIGHTED AVERAGE COMMON SHARES:
Basic	155,866		158,479		156,513		158,298
Diluted	156,526		159,238		157,116		158,900
NET EARNINGS PER SHARE:
Basic	$0.85		$0.75		$1.82		$2.19
Diluted	$0.85		$0.75		$1.82		$2.18

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 29	August 31
(In thousands except share data)	2024	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$524,667	$574,142	$521,098
Restricted cash from collections on auto loans receivable	572,630	506,648	534,792
Accounts receivable, net	228,112	221,153	271,874
Inventory	3,397,746	3,678,070	3,839,286
Other current assets	135,901	246,581	219,321
TOTAL CURRENT ASSETS	4,859,056	5,226,594	5,386,371
Auto loans receivable, net	17,413,589	17,011,844	16,999,750
Property and equipment, net	3,763,089	3,665,530	3,538,683
Deferred income taxes	126,883	98,790	111,919
Operating lease assets	495,783	520,717	540,718
Goodwill	141,258	141,258	141,258
Other assets	496,160	532,064	581,462
TOTAL ASSETS	$27,295,818	$27,196,797	$27,300,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,008,044	$933,708	$932,068
Accrued expenses and other current liabilities	483,922	523,971	513,137
Accrued income taxes	34,063	—	103
Current portion of operating lease liabilities	57,959	57,161	55,441
Current portion of long-term debt	21,771	313,282	312,230
Current portion of non-recourse notes payable	550,045	484,167	507,409
TOTAL CURRENT LIABILITIES	2,155,804	2,312,289	2,320,388
Long-term debt, excluding current portion	1,588,260	1,602,355	1,608,724
Non-recourse notes payable, excluding current portion	16,516,943	16,357,301	16,475,698
Operating lease liabilities, excluding current portion	473,158	496,210	516,839
Other liabilities	382,044	354,902	372,853
TOTAL LIABILITIES	21,116,209	21,123,057	21,294,502

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 155,332,046 and 157,611,939 shares issued and outstanding as of August 31, 2024 and February 29, 2024, respectively	77,666	78,806	79,328
Capital in excess of par value	1,856,385	1,808,746	1,777,707
Accumulated other comprehensive income	9,057	59,279	78,597
Retained earnings	4,236,501	4,126,909	4,070,027
TOTAL SHAREHOLDERS’ EQUITY	6,179,609	6,073,740	6,005,659
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,295,818	$27,196,797	$27,300,161

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2024	2023
OPERATING ACTIVITIES:
Net earnings	$285,249	$346,933
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	141,964	126,971
Share-based compensation expense	82,703	69,445
Provision for loan losses	193,798	170,672
Provision for cancellation reserves	49,302	45,199
Deferred income tax benefit	(11,789)	(24,845)
Other	2,039	3,868
Net (increase) decrease in:
Accounts receivable, net	(6,959)	26,909
Inventory	280,324	(113,144)
Other current assets	111,438	33,431
Auto loans receivable, net	(595,543)	(828,631)
Other assets	(9,486)	(6,668)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	23,474	132,566
Other liabilities	(45,100)	(43,826)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	501,414	(61,120)
INVESTING ACTIVITIES:
Capital expenditures	(213,123)	(210,167)
Proceeds from disposal of property and equipment	130	1,247
Purchases of investments	(3,091)	(3,236)
Sales and returns of investments	621	405
NET CASH USED IN INVESTING ACTIVITIES	(215,463)	(211,751)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	—	134,600
Payments on long-term debt	(306,274)	(240,093)
Cash paid for debt issuance costs	(12,985)	(10,650)
Payments on finance lease obligations	(9,056)	(7,810)
Issuances of non-recourse notes payable	6,971,000	6,179,929
Payments on non-recourse notes payable	(6,742,743)	(5,532,403)
Repurchase and retirement of common stock	(213,305)	(4,143)
Equity issuances	30,296	27,534
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(283,067)	546,964
Increase in cash, cash equivalents, and restricted cash	2,884	274,093
Cash, cash equivalents, and restricted cash at beginning of year	1,250,410	951,004
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,253,294	$1,225,097

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